UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 6, 2017

Clovis Oncology, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-35347	90-0475355
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5500 Flatiron Parkway, Suite 100 Boulder, Colorado		80301
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number including area code: (303) 625-5000

Not Applicable

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 5.02. Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers.

On July 6, 2017, Clovis Oncology, Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Daniel W. Muehl, pursuant to which he will continue to serve as the Company’s Senior Vice President of Finance and the principal financial and accounting officer of the Company. The Employment Agreement with Mr. Muehl is substantially similar to the employment agreements with the Company’s other named executive officers (other than Patrick Mahaffy), and the Company entered into the Employment Agreement with Mr. Muehl to align the terms and conditions of his employment with those applicable to such individuals.

Pursuant to the Employment Agreement, Mr. Muehl will continue to serve as the Company’s Senior Vice President of Finance and the principal financial and accounting officer of the Company for an indefinite term. The Employment Agreement provides that Mr. Muehl will receive a base salary of $375,000 per year and will be eligible to receive an annual incentive bonus award up to 40% of base salary. If Mr. Muehl’s employment is terminated by the Company without “cause,” by Mr. Muehl for “good reason,” or as a result of Mr. Muehl’s death or “disability” (as such terms are defined in the Employment Agreement), Mr. Muehl will, subject to his execution of a general release in favor of the Company and his continued compliance with the restrictive covenants to which he is subject, be entitled to receive the following payments and benefits: (i) any “accrued obligations” (as such term is defined in the Employment Agreement); (ii) any unpaid annual bonus with respect to the previous completed fiscal year; and (iii) in the case of a termination by the Company without “cause” or by Mr. Muehl for “good reason” only, (x) continuation of his then-current base salary during the “severance period” (as such term is defined in the Employment Agreement and described below) and (y) monthly payments of an applicable percentage (the percentage of employee health care premium costs covered by the Company as of the date of termination) of his COBRA premiums during the “severance period.” For purposes of the Employment Agreement, the term “severance period” generally means six months, except that the severance period will increase to twelve months in the case of a termination by the Company without “cause” or by Mr. Muehl for “good reason,” if such termination occurs within twelve months following a “change in control” (as defined in the Employment Agreement). Additionally, in the event that such termination occurs within twelve months following a “change in control,” Mr. Muehl will also be entitled to (i) accelerated vesting of all outstanding equity awards; and (ii) an amount equal to his then-current target bonus, payable in equal monthly installments during the “severance period.” In such a circumstance, Mr. Muehl will also be entitled to a gross-up payment for payments that result in an excise tax imposed by Section 4999 of the Internal Revenue Code, subject to a maximum gross-up payment of $2,000,000.

In consideration for the payments and benefits provided under the Employment Agreement, Mr. Muehl is subject to certain restrictive covenants during the term of his employment and thereafter, including customary non-compete restrictions that apply for six months post-termination and customary non-solicitation restrictions with respect to employees and customers that apply for twelve months post-termination.

The foregoing description is qualified in its entirety by reference to the Employment Agreement, which is attached hereto as Exhibit 10.1 under Item 9.01 of this Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Employment Agreement, dated as of July 6, 2017, by and between Clovis Oncology, Inc. and Daniel W. Muehl

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLOVIS ONCOLOGY, INC.

By:	/s/ Paul Gross
Name: Paul Gross
Title: Senior Vice President and General Counsel

Dated: July 7, 2017

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement, dated as of July 6, 2017, by and between Clovis Oncology, Inc. and Daniel W. Muehl